Foundation Building Materials, Inc. Appoints Mr. Onur Demirkaya as Chief Accounting Officer
Santa Ana, Calif., Foundation Building Materials, Inc. (“FBM” or the “Company”) (NYSE: FBM), one of the largest specialty building products distributors of wallboard, suspended ceiling systems and metal framing in North America, announced today the Board of Directors of the Company appointed Mr. Onur Demirkaya as Chief Accounting Officer, effective May 12, 2020.
Mr. Demirkaya, age 41, joined the Company as Vice President of Finance and Accounting in December 2014. During his tenure, Mr. Demirkaya has been instrumental in building the Accounting and Finance functions including the implementation of scalable systems and business intelligence platforms for the company. Prior to joining the Company, Mr. Demirkaya held progressive financial roles, lastly as Director of Finance-West Division, with Beacon Roofing Supply, Inc. (“Beacon”), a publicly traded distributor of commercial and residential roofing products. Prior to Beacon, Mr. Demirkaya was Assistant Comptroller for Clean Energy Fuels Corp. (“Clean Energy”), a publicly trade provider of natural gas as an alternative fuel for vehicle fleets in the United States and Canada. Prior to Clean Energy, Mr. Demirkaya was an Audit Manager at Ernst and Young LLP. Mr. Demirkaya earned a Bachelor of Science degree in Accounting from California State University, Long Beach and a Master of Business Administration degree from the University of California, Los Angeles. Mr. Demirkaya is also a licensed CPA (inactive) in the State of California.
About Foundation Building Materials
Foundation Building Materials is a specialty building products distributor of wallboard, suspended ceiling systems, and metal framing throughout North America. Based in Santa Ana, California, the Company operates more than 175 branches across the United States and Canada. Learn more at www.fbmsales.com or follow us on LinkedIn, Twitter, Instagram, or Facebook.
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Foundation Building Materials, Inc.
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